Exhibit 35.1
SERVICER COMPLIANCE STATEMENT
CABELA’S CREDIT CARD MASTER NOTE TRUST

Cabela's Credit Card Master Note Trust
c/o WFB Funding, LLC
4800 NW 1st Street
Lincoln, Nebraska 68521
Attention: 73001-0150

In connection with the Annual Report on Form 10-K of Cabela’s Credit Card Master Note Trust, as the issuing entity in respect of the notes, for the fiscal year ended December 31, 2018 (the “Report”), the undersigned, a duly authorized officer of Capital One Bank (USA), National Association (“Capital One”), as servicer (the “Servicer”), does hereby certify and represent that:

1.
Capital One is the Servicer under (i) the Third Amended and Restated Pooling and Servicing Agreement dated as of June 14, 2016 and (ii) the Second Amended and Restated Master Indenture dated as of June 14, 2016, each as amended, restated, supplemented or otherwise modified through the date hereof (collectively, the “Agreements”).

2.	A review of the activities of Capital One, as Servicer, during the period that is the subject of the Report and of its performance under the Agreements has been made under my supervision.

3.
To the best of my knowledge, based on such review, Capital One, as Servicer, has fulfilled all of its obligations under the Agreements in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 28th day of March, 2019.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION

By:	/s/ Michael Wassmer

Name:	Michael Wassmer
Title:	President